UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Vufusion, Inc.
(Name of small business issuer in its charter)

Texas	7374, 7999, 7319, 8732, 7389	26-2990458
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5709 Carrington Court, Richardson, Texas 75082, (972) 865-2173 (Address and telephone number of principal executive offices)

Kyle Ferguson, Esq. Pearce Perguson & Davis 2805 Dallas Parkway, Suite 230 Plano, Texas 75093 Telephone (972) 378-9111 (Name, address and telephone number of agent for service)

Copies to:
Robert A. Forrester, Esq.
Law Offices of Robert A. Forrester 1215 Executive Dr. West, Suite 102 Richardson, Texas 75081 Telephone: (972) 437-9898 Facsimile No. (972) 480-8406

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.

[   ] _______________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ] ______________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ] ______________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

If this Form is filed to register securities for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act, please check the following box. [X]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filed or a smaller reporting company.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

			Proposed
	Amount to	Proposed	Maximum
Title of Each Class	be	Maximum	Aggregate	Amount of
of Securities to be	Registered	Offering Price	Offering Price	Registration
Registered	(1)	per Share ($)	($)(2)	Fee($)

Shares of Common
Stock, par value	5,000,000	$.50 (2)	$2,500,000	$98.27
$0.01

Shares of Common
Stock, par value	1,050,000	$.50 (3)	$525,000	$20.64
$0.01

Total Fee Due			$3,025,000	$118.91

1	Of the 5,000,000 shares registered pursuant to this registration statement, 5,000,000 shares are being offered by a direct offering, and 1,050,000 shares are offered by the selling shareholders.

2	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

3	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act, based upon the fixed price of the direct offering.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Prospectus

Vufusion, Inc.

5,000,000 Shares of Common Stock

$.50 per share

This is the initial offering of Common stock of Vufusion, Inc. and no public market exists for the securities being offered.Vufusion, Inc. (“Company”) is offering on a “self-underwritten”, best-efforts  basis a minimum of 500,000 and a maximum of 5,000,000 shares of its common stock at a price of $0.50 per share. The shares will be offered at a fixed price of $.50 per share  for a period not to exceed 180 days from the date of this prospectus.The shares are offered on a “minimum/maximum, best efforts” basis directly through our two officers and directors.  No commission or other compensation related to the sale of the shares will be paid to our officer and director.  Our officer and director will not register as a broker-dealer with the Securities and Exchange Commission in reliance on Rule 3a4-1 of the Securities Exchange Act. The intended methods of communication include, without limitation, telephone, and personal contact. For more information, see the section titled “Plan of Distribution” herein.

In addition Vufusion, Inc. intends to register an additional 1,050,000 common shares of its issued and outstanding stock at a price of $.50 per share for its 21 shareholders for which the Company will derive no financial benefit.

The proceeds from the sale of the shares in this offering will be payable to Vufusion, Inc.  A Trust Account  at Wells Fargo Bank, Texas, Account #9917325954 will hold all the subscription funds pending the achievement of the Minimum Offering.  Vufusion, Inc. shall only receive proceeds from the Trust Account upon meeting the minimum raise amount. If the minimum offering is not achieved within one hundred and eighty (180) days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees. See the section title “Plan of Distribution” herein.

Officers and directors of the issuer and affiliated thereof, may purchase shares in this offering and said participation may be included for purposes of fulfilling the minimum contingency.

The offering shall terminate on the earlier of (i) the date when the sale of all 5,000,000 shares is completed or (ii) one hundred and eighty (180) days from the date of this prospectus. Vufusion, Inc. will not extend the offering period beyond one hundred and eighty (180) days from the effective date of this prospectus. We have the right to terminate the offering at any time.

Vufusion, Inc. has had limited operations.  Any investment in the shares offered herein involves a high degree of risk.  You should only purchase shares if you can afford a complete loss of your investment. Prior to this offering, there has been no public market for Vufusion, Inc.’s common stock.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
Per Share	1	$0.50	$0.00	$0.50
Minimum	500,000	$0.50	$0.00	$250,000
Maximum	5,000,000	$0.50	$0.00	$2,500,000

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See the section titled “Risk Factors” herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Vufusion, Inc. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Vufusion, Inc. does not plan to use this offering prospectus before the effective date.

Subject to Completion, Dated __________, 200__

SUMMARY OF PROSPECTUS

Vufusion, Inc.

5,000,000 SHARES OF COMMON STOCK

 $.50 PER SHARE

You should read the following summary together with the more detailed business information, financial statements and related notes that appear elsewhere in this prospectus.  In this prospectus, unless the context otherwise denotes, references to “we,” “us,” “our,” and “Vufusion” are to Vufusion, Inc.

GENERAL INFORMATION ABOUT OUR COMPANY

Emicropay L.P. was organized under the limited partnership laws of the State of Texas on June 24, 2003 as a limited liability partnership. Emicropay L.P. changed its name to Vufusion L.P. (“Vufusion” or the “Company”) on June 6, 2007.We have developed a set of services that include payment, marketing, and advertising solutions for Internet and mobile phone content providers as well as businesses desiring effective marketing and advertising solutions aimed at Internet and mobile phone users.

A content developer may be any entity desiring to provide any electronic information or media to a personal computer or mobile phone user and charge for the content developed. Content developers may be developers of mobile games, Internet based games, massive multiplayer online games (“MMOG’s”), music, video and other forms and combinations of entertainment such as games with music components or, instead, aggregators and/or information and content syndication companies. We believe that content providers face multiple barriers of entry to digital sales and efficient business practices by the costs to market to users, by the costs to administer payment methods and by the inefficiencies in the management of those methods.

Accordingly, we have developed for content providers cost effective marketing, advertising and payment methods for content directed to Internet and mobile phone users. For the consumer or subscriber to this content, we offer anonymity and privacy with variable pricing based upon the amount of advertising one desires and the potential for modest compensation for participation in marketing surveys.

We seek to provide content providers, for example, gaming companies, the ability to market and to advertise directly to consumers rather than relying on word of mouth, or viral marketing, about the game. Content providers are also faced with having efficient payment and accounting structures for marketed content. Our services address both needs whereby a consumer will provide geographic and demographic information (geo-demographic information), which we may provide to third parties while maintaining the anonymity of the consumer, and will enable cost effective payment and accounting methods that include small payments (micro-payments).

We believe that our revenues will be derived principally from advertising and marketing solutions that we will provide to content developers and businesses that desire contact with consumers using our payment services. In addition to providing consumer data to a given content provider, an advertiser or marketer will be able to purchase information and know the location and demographics of the recipient of the advertising but not the personal identity of that individual.

Our principal offices are located at 5709 Carrington Court, Richardson, TX 75082 and our phone number is (972) 865-2173.

THE OFFERING

Following is a brief summary of this offering.  Please see the Plan of Distribution section for a more detailed description of the terms of the offering.

Securities Being Offered:	5,000,000 shares of common stock, par value $0.01, at a
price of $.50 per share, and an additional 1,050,000 common
shares held by 21 shareholders at a price of $.50 per share for which the Company will receive no financial benefit.

Offering Price per Share:	$.50

Offering Period:	The shares are being offered for a period not to exceed
180 days. In the event we do not sell the minimum shares
of 500,000 before the expiration date of the offering, all
funds raised will be promptly returned to investors, without interest or deduction.

Net Proceeds to Our Company:	$250,000 minimum, $2,500,000 maximum. We will not
receive proceeds from the sale of the 1,050,000 common
shares sold by our selling shareholders.

Use of Proceeds:	We intend to use the proceeds to expand our business
operations.

Number of Shares Outstanding
Before the Offering:	46,050,000

Number of Shares Outstanding
After the Offering:	51,050,000 (Maximum); 46,550,000 (Minimum)

Our officer, director, control person and/or affiliates do not intend to purchase any shares in this offering.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature.  Following are what we believe are all of the material risks involved if you decide to purchase shares in this offering.

RISKS ASSOCIATED WITH OUR COMPANY:

Because We Have Limited Operating History, it is Difficult to Evaluate Our Business.

The purchase of our securities is a purchase of an interest in a high risk or in a new or “start-up” venture with all the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. We have developed and deployed our technology, are now beginning our marketing effort, and have not had any revenues to date. Because of our lack of operating history, we are providing audited financial statements for the past two years of operations that reflect development costs and expenses accrued to date to build software systems and product offerings that are scalable for large organizations and digital product offerings.  However, we have not generated revenues to date and we have no financial information that reflects operations of the company’s systems and product offerings upon operations can be evaluated. You should consider our prospects in light of the risks, expenses and difficulties we may encounter, including those frequently encountered by new companies. If we are unable to execute our plans and grow our business, either as a result of the risks identified in this section or for any other reason, this failure would have a material adverse effect on our business, prospects, financial condition and results of operations.

The Need for Additional Financing and the Uncertainty About the Timing of the Receipt of Additional Funding May Inhibit Our Ability to Implement Our Growth and Business Plan.

We believe that we will need approximately $1,500,000 over the next twelve months to fund our marketing efforts and further development of our technology. If our initial raise is $250,000-$1,365,000, it will not be sufficient and we will need to follow this offering with another. There can be no assurance that we will be able to raise this amount or the total of $2,500,000 for operations and marketing requirements for the next twelve to eighteen months. Even if we achieve raising this amount, there can be no assurance that our planning is accurate, that our operations will generate sufficient cash in a timely manner, and that such funds will be sufficient for the purposes of our business.

The failure to generate sufficient cash flows or to raise sufficient funds may require the Company to delay or abandon some or all of its development and expansion plans or otherwise forego market opportunities and may make it difficult for the Company to respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations, and financial condition.

We Depend on Keith Bottner and Barbara Haynes and the Loss of Either of Them Would Delay Our Development or Threaten Our Ability to Implement Our Business Plan.

Our future performance depends in significant part upon the continued service of our Chief Executive Officer, Keith Bottner, and our Corporate Vice President and Chief Marketing Officer, Barbara Haynes. The loss of their services could have a material adverse effect on our business, prospects, financial condition and results of operations. The Company does not presently maintain key man life insurance on Mr. Bottner or Ms. Haynes, but may obtain such insurance at the discretion of its board of directors for such term as it may deem suitable or desirable.

Our future success also depends on our ability to attract and retain highly qualified technical, sales and managerial personnel.  The Company has received letters of commitment from seven key employees that have proven expertise in software development, quality assurance, customer care and marketing for network software solutions.  Although the Company feels that we have established a sufficient pool of talent that has committed to enter into employment agreements, we also recognize the fact that competition for such personnel can be intense, and there can be no assurance that we can continue to attract, assimilate or retain highly qualified technical, sales and managerial personnel for favorable compensations in the future.

Technological Change Could Render Our Technology Obsolete.

Internet technology, particularly as it affects wireless communications, including short messaging text and advertising, is characterized by rapidly changing technology, systems, and processes. The same rapidly changing technology, systems and processes apply to payment and advertising mechanisms on the Internet. These changes are marked by evolving industry standards, frequent new product and service announcements, introductions and enhancements, and changing customer demands. Our future success will depend on our ability to adapt to rapidly changing technologies, our ability to adapt its solutions to meet evolving industry standards and our ability to improve the performance, features and reliability of our solutions. The failure of the Company to adapt successfully to such changes in a timely manner could have a material adverse effect on our business, results of operations and financial condition. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful implementation of solutions, or that any new solutions or enhancements to existing solutions will adequately meet the requirements of its current and prospective customers and achieve any degree of significant market acceptance. If the Company is unable, for technological or other reasons, to develop and introduce new solutions or enhancements to existing solutions in a timely manner or in response to changing market conditions or customer requirements, or if its solutions or enhancements do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition could be materially and adversely affected.

We May not be Able to Manage Successfully the Growth of Our Company Resulting in Possible Failure or Flawed Implementation of our Business Plan.

While we believe that our technologies can be readily scaled to accommodate large or very large operations, we cannot be certain of that belief until such scaling occurs. In addition, significant growth will require more than technological capabilities, capabilities such as its operating and financial procedures and controls, replacing or upgrading our operational, financial and management information systems and attracting, training, motivating, managing and retaining key employees. If the Company's executives are unable to manage growth effectively, the Company's business, results of operations and financial condition could be materially adversely affected.

Computer Technology and the Mobile Internet is a New Dynamic and Governments May Regulate or Tax our Activities in Unexpected Way Forcing Modification of Our Business Plan or Threatening its Successful Implementation.

Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to the Company's business could have a material adverse effect on the Company's business, results of operations and financial condition.

We Compete with Several Well Established Enterprises and Risk that They or Others May Bring Those Resources to Compete With Us in a Manner that we May not be Able to Meet.

We provide a set of alternative billing mechanisms and solutions to providers of entertainment and information for the Internet and mobile networks. Our customers will use credit card vendors such as Visa, Master Card, Discover and American Express to establish prepaid accounts that may be accessed via the Internet or via mobile phone.  There are entities whose payment services are tailored for Internet transactions and wireless carriers which are able to bill clients for services purchased through the mobile network; however, the existing service providers do not provide cross-platform payment services for the Internet and mobile networks designed specifically to accommodate next generation forms of cross-platform games and entertainment.

There is also a large variety and number of enterprises developing or implementing advertising mechanisms for the Internet and for delivery to portable devices including some of those named above. While those entity’s resources are substantial, smaller enterprises may have clever, easily implemented solutions that we have not anticipated but which may compete directly or in some manner against us.

While we have confidence in our product development and plans, the competitive environment is dynamic and rigorous, and there can be no assurance that we will succeed, even partially, in marketing our solutions.

Check, Credit Card, and Other Fraud May Destroy our Operations.

Our software systems were designed from the inception to provide security to account holder’s financial information and identity and to protect against fraud. Our initial patent application, which was filed in 2003, specifically addresses those issues. Nonetheless, we anticipate that the liquidity and automation of any payment system will be confronted with attempts at fraudulent transactions and theft of identity, including ours.

We believe that many small enterprises have gone out of business because technically knowledgeable criminals have circumvented anti-fraud systems, and we are exposed to the same risk. We also have exposure to employees attempting to circumvent our protection mechanisms. If someone is able to circumvent our systems, we may be required to reimburse account holders for any funds stolen as a result of such breaches and content providers could also request reimbursement or stop using our services if they are affected by fraud or identity theft.

We have not implemented buyer protection plans for those that did not receive goods or subscriptions. Nonetheless, we have structured our system such that either non-delivery of data or goods or non-payment will be mitigated. We fully expect, however, that we will encounter both issues. Negative publicity and user sentiment generated as a result of fraudulent or deceptive conduct by users of our services could damage our reputation, reduce our ability to attract new users or retain our current users, and diminish the value of our brand names. We believe that negative user experiences are one of the primary reasons users stop using our services.

If we were found to be subject to or in violation of regulations governing banking, money transmission, money laundering or a regulatory regimen relating to delivery of content, we could be subject to liability and forced to change our business practices.

We are an independent sales organization for companies that sell products and services on the Internet and via mobile phone that require payment and advertising services to support sales to third parties.  As such we provide payment services offered through Paymentech, a joint venture between JP Morgan Chase & Co and First Data Corporation, which provides merchant processing services in the United States and Canada on behalf of Visa USA and MasterCard International. As an independent sales organization we believe banking regulations, state regulations relating to money transmissions or electronic funds transfers are inapplicable. If we are in error regarding our conclusions, we could be required to change our business practices.

We will be subject to regulatory environments such as regulations relating to money laundering or prohibitions against delivery of illegal content such as gambling or “adult” entertainment. To the extent that these activities are legal, we could be contracting with such providers. With respect to money laundering, we will know the nature of each transaction, which we anticipate to be small, and do not anticipate that any content provider would be involved in money laundering. If we err regarding these matters, we could be subject to civil and criminal penalties.

Liability Claims.

The Company may face costly liability claims by consumers. Any claim of liability by a client, employee, consumer or other entity against us, regardless of merit, could be costly financially and could divert the attention of our management. It could also create negative publicity, which would harm our business. Although we maintain liability insurance, it may not be sufficient to cover a claim if one is made.

Our Company is Under the Control of two of Our Executives and Implementation of Our Business Plan Depends Upon Their Competence and Expertise.

The Company is currently controlled by two of its officers and directors. Three entities affiliated with Keith Bottner or Barbara Haynes currently own 90% of the Company’s issued and outstanding common stock. Mr. Bottner and Ms. Haynes will initially retain effective control over the Company’s operations, including the election of a majority of its board of directors, the issuance of additional shares of equity securities, and other matters of corporate governance Based upon the Company's current business plan, it is anticipated that Mr. Bottner and Ms. Haynes will continue to have effective but not ultimate control of the Company well into future. Additionally, the Company intends to add Board Members and Key Employees.

No Assurance of Payment of Dividends.

Should the operations of the Company become profitable it is likely that the Company would retain much or all of its earnings in order to finance future growth and expansion. Therefore, the Company does not presently intend to pay dividends, and it is not likely that any dividends will be paid in the foreseeable future.

RISKS ASSOCIATED WITH THIS OFFERING

You may not be able to sell your shares inVufusion because there is no public market for Vufusion stock.

There is no public market for Vufusion common stock. Three entities affiliated with Keith Bottner or Barbara Haynes currently own 90%of the Vufusion issued and outstanding common stock. Therefore, the current and potential market for Vufusion common stock is limited. No market is available for investors in Vufusion common stock to sell their shares if the Company does not acquire listing status. Vufusion cannot guarantee that a meaningful trading market will develop.

If Vufusion stock ever becomes tradable, of which Vufusion cannot guarantee success, the trading price of Vufusion common stock could be subject to wide fluctuations in response to various events or factors, many of which are or will be beyond Vufusions control. In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of Vufusion stock.

Investors may have difficulty liquidating their investment because Vufusion’s stock will be subject to Penny Stock Regulation.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks. The rules, in part, require broker/dealers to provide penny stock investors with increased risk disclosure documents and make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in Vufusion shares, thereby reducing the level of trading activity in any secondary market that may develop for Vufusion shares. Consequently, customers in Vufusion securities may find it difficult to sell their securities, if at all.

Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution.

The principal shareholders of Vufusion, Keith Bottner and Barbara Haynes directly acquired 24,187,500 restricted shares of Vufusion common stock at a price per share of $0.01 for services. Upon the sale of the common stock offered hereby, the investors in this offering will experience an immediate and substantial “dilution.”  Therefore, the investors in this offering will bear a substantial portion of the risk of loss. Additional sales of Vufusion common stock in the future could result in further dilution. Please refer to the section titled “Dilution” herein.

All of Vufusion’s issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended.  When the restriction on these shares is lifted, and the shares are sold in the open market, the price of Vufusion common stock could be adversely affected.

All of the presently outstanding shares of common stock, aggregating 46,050,000 shares of common stock, are “restricted securities” as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided Vufusion is current in its reporting obligations under the Exchange Act), subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company’s outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale. Vufusion currently has one shareholder who owns 16,065,000 restricted shares or 36.25% of the aggregate shares of outstanding common stock. When these shares become unrestricted and available for sale, the sale of these shares by the individual, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of Vufusion common stock in any market that might develop.

Vufusion is selling the shares offered in this prospectus without an underwriter and may not be able to sell any of the shares offered herein.

Keith Bottner and Barbara Haynes, Vufusion’s officers and directors, are offering the common shares on a best-efforts basis on Vufusion’s behalf. There is no broker-dealer retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares. There are no firm commitments to purchase any of the shares in this offering. Consequently, there is no guarantee that Vufusion is capable of selling all, or any, of the common shares offered hereby.

USE OF PROCEEDS

The estimated net proceeds to the Company from the sale of the 5,000,000 shares, the maximum number of Common Stock offered hereby are estimated to be approximately $2,275,000 after deducting estimated underwriting discounts and offering expenses.  The estimated net proceeds to the Company from the sale of 500,000 shares, the minimum number of Common Stock offered hereby are estimated to be approximately $207,750.  The Company intends to use the net proceeds of this offering to fund marketing and sales solutions it has developed, summarized as follows:

	Minimum(1)	Maximum
Gross Proceeds	$ 250,000	$ 2,500,000
Underwriting discounts and commissions	0	0
Offering Expenses	25,000	25,000
Net Proceeds	$ 225,000	$ 2,475,000
Use of net proceeds

Equipment	$ 35,000	$ 211,000
Leasehold improvements	0	127,000
Working capital for marketing and support	198,750	1,352,000
Repayment of debt	0	600,000
Total uses	$ 225,000	$ 2,475,000

(1). The Company will pay costs of issuance to the extent those costs exceed the amount set forth.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to the companies assets, book value, historical earnings, or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.  Accordingly, the offering price should not be considered an indication of the actual value of our securities.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering.  Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets.  Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.  Dilution of the value of the shares you purchase is also the result of the lower book value of the shares held by our existing shareholders.

At March 31, 2008, the net tangible book value of the company was $(394,648) or $(0.01) per share. This amount assumes that the conversion from a limited partnership to a corporation had occurred on March 31, 2008 and adds the proceeds from the additional issuance of 1,050,000 shares of Common Stock that occurred in July 2008 and was for a total consideration of $21,000. The net tangible book value of the Company is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets of the Company less total liabilities of the Company, divided by the number of shares of Common Stock outstanding.

After giving effect to the sale of 250,000 shares of Common Stock offered by the Company hereby, that is the minimum number of shares offered hereby, at an assumed initial public offering price per share of $0.50 and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses of $25,000), the net tangible book value of the Company as of March 31, 2008, under the assumptions set forth above and after giving effect to the sale of minimum number of shares offered hereby, would increase from $(394,648) to $(168,648) or $(0.00) per share. This represents an immediate increase in the net tangible book value of $0.01 per share to current shareholders, and an immediate dilution of $0.50 per share to new investors or 101%.

After giving effect to the sale of 5,000,000 shares of Common Stock offered by the Company hereby, that is the maximum number of shares offered hereby, at an assumed initial public offering price per share of $0.50 and the application of the estimated net proceeds therefrom (after deducting underwriting discounts and other estimated offering expenses), the net tangible book value of the Company as of March 31, 2008, under the assumptions set forth above and after giving effect to the sale of maximum number of shares offered hereby, would increase from $(394,648) to $2,080,352 or $0.04 per share. This represents an immediate increase in the net tangible book value of $0.05 per share to current shareholders, and an immediate dilution of $0.46 per share to new investors or 92%.

The following table summarizes the per share dilution

	Minimum	Maximum
Public offering price per share	$ 0.50	$ 0.50
Net tangible book value per share before this offering	$ (0.01)	$ (0.01)
Increase per share attributable to new investors	0.01	0.05
Adjusted net tangible book value per share after this offering	$ (0.00)	$ 0.04
Dilution per share to new investors	$ 0.50	$ 0.41
Percentage dilution	100.7%	91.8%

The following tables set forth for the maximum and minimum number of shares offered hereby as of July 1, 2008, (i) the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by the current shareholders, and (ii) the number of shares of Common Stock included in the shares to be purchased from the Company and total consideration to be paid by new investors in this offering at an offering price of $0.50 per share.

Minimum Offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Current shareholders	46,050,000	89.26%	$ 276,398	52.5%	$ 0.01
New investors	500,000	10.74%	250,000	47.5%	$ 0.50
Total	46,550,000	100.0%	$ 522,627	100.0%	$.0102

Maximum Offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Current shareholders	46,050,000	91.39%	$ 272,627	10.0%	$ 0.01
New investors	500,000	8.61%	2,500,000	90.0%	$ 0.50
Total	51,050,000	100.0%	$ 2,772,627	100.0%	$.0102

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future.  The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business. See “Description of Securities - Series A Preferred Stock.” Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

SELLING SECURITY HOLDERS

The 21 selling shareholders are offering 1,050,000 shares of common stock already issued. The shares are included in the following table.

Except as otherwise noted, all of the above issuances were exempt from registration under Regulation D of the Securities Act.

The following table provides as of July 15, 2008 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

•

the number of shares owned by each prior to this offering;

•

the total number of shares that are to be offered for each;

•

the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;

•

the percentage owned by each; and

•

the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned Upon Completion of the Offering
Robert A. Forrester	50,000.11%		50,000	0	0
Charles L. Bottner	50,000.11%		50,000	0	0
Helen A. Ratz	50,000.11%		50,000	0	0
Gavin Cox and Kathleen Cox	50,000	.11%.	50,000	0	0
Wallace W. Lowrey IV	50,000	.11%.	50,000	0	0
David Halpin	50,000.11%		50,000	0	0
Edward Kent Dowden	50,000.11%		50,000	0	0
Andrew S. Wheeler	50,000.11%		50,000	0	0
Cindy Watts	50,000.11%		50,000	0	0
Dan Bacus	50,000.11%		50,000	0	0
Susan McClure, Inc.	50,000.11%		50,000	0	0
George J. Martin	50,000.11%		50,000	0	0
Lars Crotwell	50,000.11%		50,000	0	0
Robert M. Boyte	50,000.11%		50,000	0	0

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent (%)	Maximum Number of Shares Being Offered	Beneficial Ownership After the Offering	Percentage Owned Upon Completion of the Offering
Douglas P. Walbert	50,000.11%		50,000	0	0
Mathew Forrester	50,000.11%		50,000	0	0
Joel Braby	50,000.11%		50,000	0	0
Carson G. Edmondson	50,000.11%		50,000	0	0
Andrew Hoolan	50,000.11%		50,000	0	0
Theodore Taylor	50,000.11%		50,000
Harry Myers	50,000.11%		50,000	0	0
Total	1,050,000	2.28%	1,050,000	0	0

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.

The percentages in the table above are based on the 46,050,000 shares of common stock outstanding on July 15, 2008, and assume that all shares being registered in this Prospectus are sold by the selling shareholders.

Other than as described above and with respect to Robert A. Forrester, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates. Robert A. Forrester has provided and provides legal services to us. See “Interest of Named Experts and Counsel.”

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

PLAN OF DISTRIBUTION

OFFERING WILL BE SOLD BY OUR OFFICER AND DIRECTOR

This is a self-underwritten offering.  This Prospectus is part of a Prospectus that permits our officer and directors to sell the Shares directly to the public, with no commission or other remuneration payable to him for any Shares that are sold by him.  There are no plans or arrangements to enter into any contracts or agreements to sell the Shares with a broker or dealer.  Mr. Bottner and Ms. Haynes, our officers and directors, will sell the Shares and intend to offer them to friends, family members and business acquaintances.  In offering the securities on our behalf, they will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

They will register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, in reliance upon Rule 3a4-1, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer’s securities and not be deemed to be a broker-dealer.

a.

Our officers and directors are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of their participation; and

b.

Our officers and directors will not be compensated in connection with their participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

c.

Our officers and directors are not, nor will they be at the time of their participation in the offering, an associated person of a broker-dealer; and

d.

Our officers and directors meet the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that they (A) primarily perform, or intend primarily to  perform at the end of the offering, substantial duties for or on behalf of our company, other than in connection with transactions in securities; and (B) are not a broker or dealer, or been associated person of a broker or dealer, within the preceding twelve months; and (C) have not participated in selling and offering securities for any Issuer more than once every twelve months other than in reliance on Paragraphs (a)(4)(i)  and (a)(4)(iii).

Our officers, directors, control persons and affiliates of same do not intend to purchase any shares in this offering.

TERMS OF THE OFFERING

The shares will be sold at the fixed price of $.50 per share until the completion of this offering.  There is a minimum amount of subscription required per investor, and subscriptions, once received, are only irrevocable if the minimum amount of 500,000 common shares are not sold.

This offering will commence on the date of this prospectus and continue for a period not to exceed 180 days (the “Expiration Date”).

Sales by Selling Shareholders

In addition to our offering of 5,000,000 shares at a fixed price of $.50 per share through the direct offering, the selling shareholders also intend to sell up to 1,050,000 common shares at prevailing market prices or privately negotiated prices.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

•

on such public markets as the common stock may be trading;

•

in privately negotiated transactions; or

•

in any combination of these methods of distribution.

The sales price to the public may be:

•

the market price prevailing at the time of sale;

•

a price related to such prevailing market price; or

•

such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

•

not engage in any stabilization activities in connection with our common stock;

•

furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

•

not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

DEPOSIT OF OFFERING PROCEEDS

This is a “best effort,” “minimum/maximum” offering and, as such, we will not be able to spend any of the proceeds unless and until the minimum of 500,000 common shares are sold and all proceeds from such sale are received.  We intend to hold all monies collected for subscriptions in a separate bank account until the total amount of $250,000 has been received.  At that time, the funds will be transferred to our business account for use in the implementation of our business plans.  In the event the minimum offering is not sold out prior to the Expiration Date, all monies will be returned to investors, without interest or deduction.

PROCEDURES FOR AND REQUIREMENTS FOR SUBSCRIBING

If you decide to subscribe for any shares in this offering, you will be required to execute a Subscription Agreement and tender it, together with a check or certified funds to us.  Subscriptions, once received by the company, are irrevocable unless the minimum offering of 500,000 common shares are not sold.  All checks for subscriptions should be made payable to Vufusion, Inc.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized Common Stock consists of 100,000,000 shares of common stock, par value $.01 per share.  The holders of our common stock (i) have equal rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors; (ii) are entitled to share in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

PREFERRED VOTING

We have 1,000,000 shares of Preferred Stock, par value $0.01 per share authorized of which are designated “Series A Preferred Stock” and are issued and outstanding.  We would have to amend our Articles of Incorporation to authorize additional shares of Preferred Stock.

Our Series A Preferred Stock does not participate in dividends or have the right to receive any assets upon liquidation of the Corporation. The Series  A Preferred Stock can be converted into Common Stock but the holder of Series A Preferred Stock will receive upon conversion one share of Common Stock for each 10,000 shares of Preferred  Stock held.

Holders of the Series A Preferred Stock, however, have voting control of the Company. The total number of votes to which the Series A Preferred Stock is entitled is equal to 110% of the total number of shares of Common Stock issued and outstanding with a given holder of Series A Preferred Stock having his pro rata share of those votes. See “Principal Shareholders”.

The effect of the voting provisions of the Series A Preferred Stock would be that without regard to the number of shares of Common issued and outstanding, the holders of the Series A Preferred Stock would control the Company, thus delaying, deferring or preventing a change of control.  Similarly, the holders of the Series A Preferred Stock could, by acting as a group, determine whether any tender offer, merger, reorganization, sale or transfer of all or substantially all of our assets or liquidation would be approved.

The provisions of the Series A Preferred Stock provide, however, that any transfer of the Series A Preferred Stock other than for estate planning purposes automatically converts the Series A Preferred Stock to Common Stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

None of the below described experts or counsel have been hired on a contingent basis and none of them will receive a direct or indirect interest in the Company.

Our audited financial statement for the period from 2005 to 2007 included in this prospectus has been audited by Killman, Murrell & Company P.C.  We include the financial statements in reliance on their report, given upon their authority as experts in accounting and auditing.  The reviewed financial statements for the 3 months ended March 31, 2008, prepared by the company are also included in this prospectus.

The Law Offices of Robert A. Forrester, Esq. 1215 Executive Dr. West Suite 102, Richardson, Texas 75081, has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

DESCRIPTION OF OUR BUSINESS

GENERAL INFORMATION

Emicropay L.P. was organized under the limited partnership laws of the State of Texas on June 24, 2003 as a limited liability partnership. Emicropay L.P. changed its name to Vufusion L.P. (“Vufusion” or the “Company”) on June 6, 2007.We have developed a set of services that include payment, marketing, and advertising solutions for Internet and mobile phone content providers as well as businesses desiring effective marketing and advertising solutions aimed at Internet and mobile phone users.

A content developer may be any entity desiring to provide any electronic information or media to a personal computer or mobile phone user and charge for the content developed. Content developers may be developers of mobile games, Internet based games, massive multiplayer online games (MMOG), music, video and other forms and combinations of entertainment such as games with music components or, instead, aggregators and/or information and content syndication companies. We believe that content providers face multiple barriers of entry to digital sales and efficient business practices by the costs to administer payment methods, by the inefficiencies in the management of those methods, and by the costs to market to users.

Accordingly, we have developed for content providers cost effective marketing, advertising and payment methods for content directed to Internet and mobile phone users. For the consumer or subscriber to this content, we offer anonymity and privacy with variable pricing based upon the amount of advertising one desires and the potential for modest compensation for participation in marketing surveys.

We believe that our revenues will be derived principally from advertising and marketing solutions that we will provide to content developers and businesses that desire contact with consumers using our payment services. In addition to providing consumer data to a given content provider, an advertiser or marketer will be able to purchase information and know the location and demographics of the recipient of the advertising but not the personal identity of that individual.

By managing payment mechanisms we seek to provide content providers, for example, gaming companies, the ability to market and to advertise directly to consumers rather than relying on word of mouth, or viral marketing, about the game. Content providers are also faced with having efficient payment and accounting structures for marketed content. Our services address both needs whereby a consumer will provide geographic and demographic information (geo-demographic information), which we may provide to third parties while maintaining the anonymity of the consumer, and will enable cost effective payment and accounting methods that include small payments (micro-payments).

Delivery of content over the Internet is substantially more mature than delivery of content to mobile phones. Mobile phone service providers have historically limited access by content providers to mobile phone users and this control has required negotiations with service providers and compensation to the service provider for that access. We believe that this control has inhibited smaller content providers from reaching users or from reaching users on a cost effective basis. But with forms of text messaging and with mobile phones having Internet services, content providers can increasingly access the mobile phone’s user outside of the control of the service provider. We provide the technology for content providers to access many service providers of mobile phone systems and handsets. While the methods we provide to content providers are oriented to both the Internet and mobile phones, we believe this emerging access provides an opportunity to market our services more broadly to content providers.

Any purveyor of electronic information or entertainment must have a mechanism for payment as well as the expertise to manage that system and accounts. Such system requires technical and management support of all purchasing methods, devices, and platforms, and we believe that the cost and expertise required by these systems are barriers to entry into electronic commerce. Our system support vendor and customer account management and provide information mining necessary for providing advanced geographic and demographic information, that is, geo-demographic information. We achieve these goals on a cost effective basis through the following management and support services:

•

Account holder or customer account management services provide all customers with an anonymous messaging account that can be used to receive special offers from vendors they specify, choose to earn credit or receive payments by participating anonymously in marketing research or by providing a vendor the opportunity to contact them through their anonymous messaging account or through traditional postal service. Account holders will control their personal information and determine who is able to contact them and their desired level of participation in promotional programs;

•

Vendor account management permits control of their electronic transactions with reporting capabilities, including real time accounting, to gauge content offering pricing levels, terms and effect such that vendors can fine-tune content and services to the an audience’s taste and preference whole preserving account holder’s anonymity.

•

Static and downloadable content services provide payment methods that are flexible and customizable such as straight purchase, payment per use, payment per time, size or bandwidth, payment by subscription, and PayCap™, that is, risk free offers or payment through any combination of payment mechanisms or advertising supported delivery;

•

Information mining services provide anonymous geo-demographical information retrieved from the multitude of electronic transactions and made available to purchasers wishing to purchase such information. In addition to usual geo-demographical information, a vendor can engage in permission based and targeted market research or an account holder can receive a small fee for participating in market research, all anonymously; and

•

Targeted messaging and traditional mailing lists whereby a vendor can make use of geo-demographic information to distribute material to consenting account holders.

A vendor will offer a customer the ability to establish a Vufusion secure payment account which the customer will pre-fund with an anonymous account for purchasing. An account holder will be able to browse participating vendor sites and choose the content they wish to purchase which will be confirmed.

With these systems in place, we have the ability to enable account holders to purchase a single newspaper article for 50 cents, download a single song for 30 cents or see football highlights for ten cents a minute. Content providers will be able to offer aggregated content for one fee with us distributing the syndication fees to multiple providers.

INDUSTRY BACKGROUND

Current payment systems primarily focus on payment for individual transactions. They do not include a method for payment that combines flexible delivery of advertising that includes payment billing capabilities. The combined offering will permit new, flexible payment capabilities for new forms of content.

Traditional payment systems provided through the Internet, namely, credit cards, pay for one transaction, and the payment system is fragmented across multiple credit card systems such as Visa, Master Card or Discover Card. We anticipate that these large payment services will eventually migrate to a payment service tailored to electronic commerce that becomes generally adopted, probably through purchase.

There are also alternative payment systems commonly used on the Internet, primarily PayPal. PayPal was created to settle auctions, principally eBay auctions, and not as an advertising delivery mechanism. PayPal has a joint venture with U.K. based Bango which has developed a payment solution for mobile content. Bango has an agreement with Cingular/AT&T wireless to provide content sales services but customer experience is secondary, in management’s opinion, to providing these payment services. Google and Microsoft/DoubleClick all provide similar Internet advertising services that are not combined with other advertising and marketing services.

Wireless carriers also have payment mechanisms that are billed to a subscriber’s account, but these are simple payment mechanisms.

We compete, we believe, based on technology developed by us that is in place and that is a comprehensive business solution to ecommerce especially designed for an important market niche, game and entertainment content providers. Because our solution was developed to deliver, comprehensively and freshly, payment and advertising systems, we believe we can deliver advertising tailor made to users of the Internet or a mobile phone that flexibly address content and pricing. For example a user may be able to purchase from multiple vendors content variously priced based upon the amount of advertising the user is willing to accept. We can offer similar flexibility to advertisers such that they can offer coupons or other discounts and develop content targeted to a specific kind of device. Also, no one has developed a method that permits micro-payments combined with the ability to deliver advertising on a cost effective basis.

We believe that current trends in mobile phone use and related mobile phone computing support our strategy. Presently, entities providing mobile phone services control much of the content delivered to the hand set making access to the user controlled by the provider. We believe that it is expensive and inefficient to negotiate with carriers to deliver content. Choice and flexibility can be increased by using these devices to access the Internet. In addition, we believe that several companies are increasingly marketing games for use on mobile devices without the constraints imposed by carriers, and we believe that the carriers will continue to announce their intent to open their network to new devices, software and applications. Large enterprises such as Burger King, Orbitz, Maxim, USA Today, Coca-Cola, GM and The Wall Street Journal have also launched mobile Internet site.

PRINCIPAL PRODUCTS AND THEIR MARKETS

We have developed and tested the software and are now ready to market our services to vendors desiring payment services and to others desiring advertising services. We expect to develop the market in three stages.

The first stage is simply providing a payment mechanism for content providers who will in turn have the ability to access geo-demographic information. Our initial marketing will be to online game companies poised to extend offerings to mobile devices and to Fortune 1000 companies that produce consumer product lines. Part of this initial strategy will entail selling game cards through convenience stores and food and beverage retailers. The cards will permit purchasers to establish cash Vufusion accounts, permit parents to establish parental controls and access to game and other content for children, enable account holders to receive free offerings in exchange for providing a customer profile and enable the convenience or food and beverage store to provide sponsorships and advertising relevant to the card holder as well as establish a customer relationship with the account holder. We believe that the pseudo credit card nature of the game card will permit the retailer and any advertiser to reach the 12 to 28 year old demographic we believe will be interested in the card.

As we open more accounts whose holders will have access to the game developers and Fortune 1000 companies, we will have a large amount of geo-demographic information that can then be marketed to third parties, all of which will be anonymous.

In the final stage, if the market unfolds as we anticipate, we will be able to permit account holders access to account history and activity, permit the account holder to download new offerings which include free content and promotion.

We are particularly focused on game developers providing content for mobile Internet users of synchronous multi-platform games, that is, PC and mobile phone devices, because we believe that such games will be the next stage in the evolution of Internet gaming. We believe that small companies that now develop software for larger gaming companies are looking to develop an efficient, cost effective payment mechanism that will allow them to enter directly into consumer markets. In that connection, we have established two joint ventures with mobile and Internet game developers.

Also, we have established a payment services relationship with Chase Paymentech Solutions, LLC, the world’s largest merchant acquirer accepting payments at the point of sale, hospitality, Internet, retail, catalogue and recurring billing. We have budgeted $1,365,000 for our initial product launch and marketing endeavor and anticipate that a total of $4,000,000 will be required to implement our full marketing program. The Company has established a number of accounts for payment services as well as for advertising services that mitigate the budgeting of marketing dollars for the initial phase of executing the business plan.

DISTRIBUTION METHODS

We are part of the ecommerce payment and advertising system. Current ecommerce payment systems are primarily credit card based, a payment system developed several decades ago but which has been adapted to fit ecommerce requirements on the Internet. Mobile phone carriers also have payment systems in addition to credit card payment systems. Customers of the carriers can make purchases through the mobile phone hand set provider and have the purchase billed to the customer on the next billing statement. Both of the billing methods have limitations for ecommerce and as advertising systems for ecommerce, and both have relative higher transaction costs that diminish utility to vendors of the payment method as the cost of the amount purchased decreases.

Advertisers and vendors have limited geographic and demographic information about Internet users and mobile phone subscribers. A vendor may have limited credit card information and attempt to solicit its existing customers on the assumption that existing customers are customers for other offered products. The vendor lacks the ability to tailor marketing information to an existing customer for a product that may require a variant of an existing market. Similarly, an advertiser will not have sufficient geographic and demographic information to market to a narrow desired segment. Both need to be able to market to various platforms and for that specific platform.

Marketing Environment

Credit card payments have security risks. Each credit card transaction transmits confidential personal financial information which, if illegally captured, could constitute identity theft. In addition, credit card transactions do not capture information about the purchaser and because of the fragmented nature of the transactions, that is, because each transaction is with a specific vendor, the information about the transaction, the purchaser, and the purchaser’s information is available only to that specific vendor. Our payment system captures information about the transaction, the purchaser, and the nature of the transaction plus demographic information about the purchaser, all in one central, secure repository. The customer’s identity, whether it be their personal or financial identity, will not be revealed to either the vendor or to any third party. Our payment system becomes a central repository of confidential demographic information.

Mobile phone payment systems suffer from some of the same deficiencies as credit card transactions in that there is limited demographic information available, and a mobile phone could be stolen and result in unauthorized purchases and charges. Moreover, access to a hand set, and, consequently, whatever information about a customer that is available, is controlled by the carrier for which carriers typically charge heavily. We believe that carriers charge approximately 50% of sales for access to customers, and thus present us the opportunity for game developers, for example, to access wireless account holders on a more cost effective basis. With our payment and delivery system, Vufusion is able to deliver information to mobile phone hand sets outside of the control of the service provider, whether that information is entertainment or other desired information that is purchased or is advertising information.

Regardless of the information delivered, we are able to control SPAM, that is, contact that is not desired, because we control who receives any consumer information generated by users of our systems.

Marketing Strategy

Initially we plan to market our payment system to vendors of entertainment and specifically to vendors of games with a goal of developing a critical mass of consumers who purchase games and other entertainment through our system such that we will have a sufficient number of accounts that advertisers will have the ability to address desired market segments. Our primary revenue source will be advertising from sponsors seeking to reach the game market consumers. We will build transaction revenue as a major source of revenue as we provide advertising to monetize games.

A person desiring to purchase a game from one of our gaming vendors will open an account, fund that account, provide demographic information, and whether the account holder desires to receive advertising information. We anticipate that that account will be funded, at least initially, through credit cards, but we plan to market account cards through retail outlets. These cards would be purchased to open and fund an account and would be aimed at younger people and their parents or others that lack established credit.

An account holder will have the choice of whether the holder desires to receive advertising information. We anticipate that purchasers of games, for example, will cost less if one accepts advertising, or, the account holder will be eligible for free games or upgrades or other free or discounted products or services or information if permission is granted by the account holder to receive advertising.

Thus, we will be maintain customer privacy and preferences to enable permission advertising and marketing; enable vendors, advertisers and marketing organizations to communicate directly across multiple platforms with customers based on accurate demographic information and enable content providers, whether games or other developers of information or entertainment, to market directly to customers without dependency on wireless carriers for payment.

Revenue Sources

We anticipate having several sources of revenue, namely, payment processing and merchant account services, entertainment and online game transaction processing services, online and mobile advertising campaign enablement services, customer business intelligence and reporting services, and technology licensing to content distributors. We anticipate that our largest sources of revenue will come from advertising campaign enablement services and customer business intelligence and reporting services.

STATUS OF ANY PUBLICLY ANNOUNCED PRODUCTS

We have not publicly announced any new products.

COMPETITION

We provide a set of alternative billing mechanisms and solutions to providers of entertainment and information for the Internet and mobile networks. Our customers will use credit card vendors such as Visa, Master Card, Discover and American Express to establish prepaid accounts that may be accessed via the Internet or via mobile phone.  There are entities whose payment services are tailored for Internet transactions and wireless carriers which are able to bill clients for services purchased through the mobile network; however, the existing service providers do not provide cross-platform payment services for the Internet and mobile networks designed specifically to accommodate next generation forms of cross-platform games and entertainment.

There is also a large variety and number of enterprises developing or implementing advertising mechanisms for the Internet and for delivery to portable devices including some of those named above. While those entity’s resources are substantial, smaller enterprises may have clever, easily implemented solutions that we have not anticipated but which may compete directly or in some manner against us.

SOURCES AND AVAILABILITY OF PRODUCTS

We have not publicly announced any new products.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

We feel that, because of the potential wide base of customers for our services, we will not rely on one or a few major customers.

PATENTS AND TRADEMARKS

We have filed three patent applications which are pending and relate to protecting the anonymity of account holders. We have one trademark for Vufusion. Our intellectual property consists largely of our already developed software, which is a trade secret, and represents a comprehensive system for delivery of our services.

NEED FOR ANY GOVERNMENT APPROVAL OF PRINCIPAL PRODUCTS

We do not require any government approval for our services.

GOVERNMENT AND INDUSTRY REGULATION

We will be subject to federal laws and regulations that relate directly or indirectly to our operations including securities laws.  We will also be subject to common business and tax rules and regulations pertaining to the operation of our business.

RESEARCH AND DEVELOPMENT ACTIVITIES

Other than time spent researching our proposed business we have not spent any funds on research and development activities to date.  We do not currently plan to spend any funds on research and development activities in the future.

ENVIRONMENTAL LAWS

Our operations are not subject to any Environmental Laws.

EMPLOYEES AND EMPLOYMENT AGREEMENTS

We presently have two employees, our Chief Executive Officer and our Vice President and Director of Business Development. We have commitments for a Vice President of Engineering, Director of Customer Care, Director of Content Development, Director of Quality Assurance and Game Initiative Director. We anticipate hiring eight additional employees within twelve months that will be subject to completing contracts for products and services.

We have no relationship with any union and do not intend to have an employee stock option plan at this time.

DESCRIPTION OF PROPERTY

We do not currently own any property.  We are currently operating out of our office located at 5709 Carrington Court, Richardson, Texas 75082 at a monthly rental of $11,000  and square footage of  3,100.  We consider our current principal office space arrangement adequate and will reassess our needs based upon the future growth of the company.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock.  Following completion of this offering, we intend to apply to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

PENNY STOCK RULES

The Securities and Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

A purchaser is purchasing penny stock which limits the ability to sell the stock.  The shares offered by this prospectus constitute penny stock under the Securities and Exchange Act.  The shares will remain penny stocks for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his/her investment.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in us will be subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document, which:

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Contains a description of the nature and level of risk in the market for penny stock in both Public offerings and secondary trading;

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Contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the Securities Act of 1934, as amended;

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Contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” price for the penny stock and the significance of the spread between the bid and ask price;

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Contains a toll-free number for inquiries on disciplinary actions;

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Defines significant terms in the disclosure document or in the conduct of trading penny stocks; and

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Contains such other information and is in such form (including language, type, size and format) as the Securities and Exchange Commission shall require by rule or regulation.

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The broker-dealer also must provide, prior to effecting any transaction in a penny stock, to the customer:

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The bid and offer quotations for the penny stock;

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The compensation of the broker-dealer and its salesperson in the transaction;

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The number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

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Monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules.  Therefore, stockholders may have difficulty selling their securities.

REGULATION M

Our officers and directors,who will offer and sell the Shares, are aware that they are required to comply with the provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended.  With certain exceptions, Regulation M precludes the officers and directors, sales agents, any broker-dealer or other person who participate in the distribution of shares in this offering from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

REPORTS

We are subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC.  All reports and information filed by us can be found at the SEC website, www.sec.gov.

STOCK TRANSFER AGENT

Our stock transfer agent is Holladay Stock Transfer, 2939 N 67th Pl, Scottsdale, Arizona 85251, Telephone number (480) 481-3940.

FINANCIAL STATEMENTS

Our fiscal year end is December 31.  We intend to provide financial statements audited by an Independent Registered Accounting Firm to our shareholders in our annual reports.  The audited financial statements for the period from the date of incorporation, June 24, 2003, to December 31, 2007 and the reviewed financials for the 3 months ended March 31, 2008 immediately follow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our operations to date have consisted of the development of our technology and preliminary development of our market. Prior to the fall of 2006, the expenses we incurred were almost all related to software development and attendant hardware costs. In the fall of 2006 we hired Ms. Haynes to organize our marketing and business development effort. In 2007 approximately half of our expenses related to the employment of Ms. Haynes. Other expenses related to ongoing expenses of software development and software maintenance.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements, the Company has a negative current ratio and Company has incurred an accumulated deficit of $371,965 through December 31, 2007. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The following table provides selected financial data about our company for the period from the date of incorporation through December 31, 2007.  For detailed financial information, see the financial statements included in this prospectus.

Balance Sheet Data:	12/31/2007

Cash	$ 9,790
Total assets	$ 19,748
Total liabilities	$ 391,713
Shareholders’ equity	$ (371,965)

Other than the shares being registered by this prospectus, no other source of capital has been identified or sought.

Plan of Operation

The principal use of proceeds from this offering will be utilized to pay for costs of issuance to issue Common Stock and to commence operations. We believe we have several contracts with content providers that can be closed within a short time following the completion of this offering. Before those agreements can be closed, however, we believe we must scale our hardware and software for anticipated volumes, hire support personnel to assure commencement of operations and hire additional sales personnel to expand our client base.

The proceeds from the sale of the maximum amount of stock will be sufficient to assure us becoming cash flow positive.

We anticipate raising and will require raising more capital over the ensuing twelve months to sustain operations and becoming cash flow positive.

CRITICAL ACCOUNTING POLICIES

A.

BASIS OF ACCOUNTING

The statements were prepared following generally accepted accounting principles of the United States of America consistently applied.

B.

BASIC EARNINGS PER SHARE

The basic earnings (loss) per share is calculated by dividing the Company’s net income available to common shareholders by the weighted average number of common shares during the year. The diluted earnings (loss) per share is calculated by dividing the Company’s net income (loss) available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

C.

CASH EQUIVALENTS

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

D.

USE OF ESTIMATES AND ASSUMPTIONS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans” - an amendment of FASB Statements No. 87, 88, 016, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit postretirement plan (other that a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.

Statement No. 157, “Fair Value Measurements” - This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements.

Statement No. 156, “Accounting for Servicing of Financial Assets” - an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.

In the opinion of management, these Statements have no material effect on the December 31, 2007 and 2006 financial statements or future financial statements of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth certain information regarding our directors and executive officers as of June 1, 2008.

Name	Age	Position
Keith Bottner	37	Chief Executive Officer, Director
Barbara Haynes	53	Executive Vice President - Chief Marketing Officer, Director

Keith Bottner - Chief Executive Officer, and Director

Mr. Bottner has served as our Chief Executive Officer since 2003, and he is responsible for technology development and general management of the company. From 2003 through 2007 he was Chief Operating Officer of Barking Lizards Technology, a software gaming company where he was responsible for software development. From 2000 through 2002 he was a senior engineer for iStation (Imagination Station) responsible for Software development. From 1994 through 2000 he worked for Macromedia where he held multiple positions eventually becoming Senior Director of Engineering. He graduated from Southern Methodist University in 1992 with a BSCPE in Computer Engineering.

Barbara Haynes - Executive Vice President - Chief Marketing Officer

Ms. Haynes began working with the Company in 2003 as an advisor and joined the company in 2006 as our Executive Vice President and Chief Marketing Officer. From 2003 until she joined us, she was a wealth advisor for Morgan Stanley and from 2001 through 2003 she was a financial consultant. From 1999 through 2001 she was Vice President Marketing and Business Development for Wiznet, Inc. In 1996 she was managing director and a founder of Ambac Connect, an electronic commerce software company for non-federal governmental agencies, and she was employed by the company until 1999. From 1980 through 1996 she was an investment banker with First Boston, Lehman Brothers, Paine Webber, and FGIC Inc. involved in public finance and structured finance. In 1975 she received a BA from the University of Texas at Austin and in 1979 she completed her MA studies at the University of Dallas.

Board Composition and committees

Our board of directors currently consists of two members - Mr. Bottner and Ms. Haynes. We do not have an audit committee, nomination committee or a compensation committee of the board of directors and the current board of directors’ serves as those committees.

Directors are elected each year at the annual meeting of our shareholders to serve for a one year term, or until their successor has been elected.

EXECUTIVE COMPENSATION

Ms. Haynes salary is presently $80,000 per year, and Mr. Bottner does not have a salary. Following the completion of an anticipated public offering, Mr. Bottner and Ms. Haynes will be salaried an annual rate of $120,000. Following the completion of the same offering, we anticipate hiring key employees who will be compensated according to responsibilities and titles. We do not anticipate having any benefit programs other than standard health insurance programs.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation ($)

Keith Bottner	2008	-	-	-	-	-	-	-
CEO, and Director

Barbara Haynes	2008	80,000	-	-	-	-	-	-
Secretary, and Director

STOCK AND OPTION AWARDS

We did not grant any options or stock appreciation rights to our named executive officers or directors in fiscal year 2005, 2006, 2007and 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership as of March 31, 2008, of the Common stock by (a) each person known by the Company to be a beneficial owner of more than 5% of the outstanding shares of Common Stock and by each Selling Shareholder, (b) each Director of the Company, (c) each Named Executive Officer, and (d) as Directors and Executive Officers of the Company as a group.  Unless otherwise noted, each beneficial owner named below has sole investment and voting power with respect to the Common Stock shown below as beneficially owned by him.

		Number of	Percent
Beneficial Owner*	Office	Shares Owned	Owned
Keith Bottner(1)(2)	Officer and Director	18,112,500	40.25%
Barbara Haynes	Officer and Director	6,075,000	13.50%
Sutho, LLP		16,065,000	36.25%
Summit Advisory Partners, LLC		4,500,000	10.00%
All Executive Officers and Directors as a Group (Two People)			53.75%

* The table omits interest in the Series A Preferred Stock which consists of 1,000,000 shares and is owned by Mr. Bottner, Mr. Hollis Taylor, the Bottner Family Dynasty Trust, Haynes Family Dynasty Trust, Sutho LLP, and Summit Advisory Partners in 0.55%, 0.55%, 39.7%, 13.5%, 35.7% and 10% respectively. The holders of the Series A Preferred Stock possess voting control of the Company. See “Description of Securities - Preferred Stock.”

(1) Excludes 16,065,000 shares or 35.7% owned by Sutho, LLP of which Mr. Bottner’s father-in law is president but as to which Mr. Bottner disclaims beneficial ownership.

(2) Excludes 247,500 shares or 1.1% owned by Mr. Bottner’s father-in law as to which Mr. Bottner disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of March 31, 2008 the Company was indebted in the amount of $370,000 to an affiliate of Sutho, LLP. Loan payments are currently payable as interest only and accrued interest in 2006 and 2007, and March 31, 2007 (Unaudited) and 2008 (Unaudited) were $9,585, $35,213, $15,752 and $41,913, respectively. During 2006, the Company paid interest in the amount of $12,360.  No interest has been paid subsequent to December 31, 2006.

INDEMNIFICATION

Pursuant to the Articles of Incorporation and By-Laws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  In certain cases, we may advance expenses incurred in defending any such proceeding.  To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Texas.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1, of which this prospectus is a part, with the U.S. Securities and Exchange Commission.  Upon completion of the registration, we will be subject to the informational requirements of the Exchange Act and, in accordance therewith, will file all requisite reports, such as Forms 10-K, 10-Q, and 8-K, proxy statements, under Section 14 of the Exchange Act and other information with the Commission.  Such reports, proxy statements, this registration statement and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 100 Fifth Street NE, Washington, D.C. 20549.  Copies of all materials may be obtained from the Public Reference Section of the Commission’s Washington, D.C. office at prescribed rates.  You may obtain information regarding the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

VUFUSION, L.P.

(A DEVELOPMENT STAGE COMPANY)

Killman, Murrell & Company P.C.

Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

Vufusion, L.P.

Richardson, Texas

We have audited the accompanying balance sheets of Vufusion, L.P. as of  December 31, 2006 and 2007 and the related statements of operations, partners’ capital and cash flows for the years ended December 31, 2006 and 2007 and for the period June 24, 2003 (Inception) to December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vufusion, L.P. as of  December 31, 2006 and 2007, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2007 and for the period June 24, 2003 (Inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has no current means to generate revenue which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Odessa, Texas

May 29, 2008

VUFUSION, L.P.

(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	December 31,		March 31,
	2006	2007	2008
			(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$147,324	$9,790	$1,059
Total Current Assets	147,324	9,790	1,059

EQUIPMENT, net of accumulated depreciation of
$28,472, $38,960 and $46,212 for December 31, 2006
and 2007, and March 31, 2008 (Unaudited), respectively	20,446	9,958	2,706

TOTAL ASSETS	$167,770	$19,748	$3,765

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable - related party	$6,500	$6,500	$6,500
Accrued liabilities	9,585	35,213	41,913
Total Current Liabilities	16,085	41,713	48,413

NOTES PAYABLE - RELATED PARTY	325,000	350,000	370,000
TOTAL LIABILITIES	341,085	391,713	418,413

PARTNERS’ CAPITAL, including deficit accumulated during
the development stage of $428,714, $627,364, and $670,047
for December 31, 2006 and 2007, and March 31, 2008
(Unaudited), respectively	(173,315)	(371,965)	(414,648)

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$167,770	$19,748	$3,765

The accompanying Notes are an Integral Part of these Financial Statements

VUFUSION, L.P.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

			June 24, 2003	Three Months		June 24, 2003
	Years Ended		(Inception) to	Ended		(Inception) to
	December 31,		December 31,	March 31,		March 31,
	2006	2007	2007	2007	2008	2008
				(Unaudited)	(Unaudited)	(Unaudited)

GENERAL AND ADMINISTRATIVE EXPENSE	$72,174	$173,022	$582,050	$49,251	$35,983	$618,033
Net loss before other income (expense)	(72,174)	(173,022)	(582,050)	(49,251)	(35,983)	(618,033)

OTHER INCOME (EXPENSE)
Other income	-	-	2,258	-	-	2,258
Interest expense	(10,488)	(25,628)	(47,572)	(6,167)	(6,700)	(54,272)
Total Other Income (Expense)	(10,488)	(25,628)	(45,314)	(6,167)	(6,700)	(52,014)

Net Loss	$(82,662)	$(198,650)	$(627,364)	$(55,418)	$(42,683)	$(670,047)

Pro-Forma Earnings Per Share
Net Loss	$(82,662)	$(198,650)	$(55,418)	$(42,683)
Proforma Income Tax Expense at Statutory Rate (35%)	-	-	-	-
Proforma Net Loss	$(82,662)	$(198,650)	$(55,418)	$(42,683)

Proforma Weighted Average Shares Outstanding	45,000,000	45,000,000	45,000,000	45,000,000
Proforma Basic and Diluted Earnings Per Share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

The Accompanying Notes are an Integral Part of these Financial Statements

VUFUSION, L.P.

(A DEVELOPMENT STAGE COMPANY)

PARTNERS’ CAPITAL

YEARS ENDED DECEMBER 31, 2006 AND 2007, FOR THE

PERIOD JUNE 24, 2003 (INCEPTION) TO DECEMBER 31, 2007

AND THREE MONTHS ENDED MARCH 31, 2008 (UNAUDITED)

			Total
	General	Limited	Partners’
	Partners	Partners	Capital
Contributions - June 24, 2003	$2,771	$249,118	$251,889
Net Loss - 2003	(2,246)	(201,929)	(204,175)
BALANCE, December 31, 2003	525	47,189	47,714
Net Loss - 2004	(1,364)	(122,633)	(123,997)
BALANCE, December 31, 2004	(839)	(75,444)	(76,283)
Contributions	-	3,509	3,509
Net Loss - 2005	(197)	(17,682)	(17,879)
BALANCE, December 31, 2005	(1,036)	(89,617)	(90,653)
Net Loss - 2006	(909)	(81,753)	(82,662)
BALANCE, December 31, 2006	(1,945)	(171,370)	(173,315)
Net Loss - 2007	(2,185)	(196,465)	(198,650)
BALANCE, December 31, 2007	(4,130)	(367,835)	(371,965)
Net Loss - 2008 (Unaudited)	(470)	(42,213)	(42,683)
BALANCE, March 31, 2008 (Unaudited)	$(4,600)	$(410,048)	$(414,648)

The Accompanying Notes are an Integral Part of these Financial Statements

VUFUSION, L.P.

(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

			June 24, 2003	Three Months		June 24, 2003
	Years Ended		(Inception) to	Ended		(Inception) to
	December 31,		December 31,	March 31,		March 31,
	2006	2007	2007	2007	2008	2008
				(Unaudited)	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(82,662)	$(198,650)	$(627,364)	$(55,418)	$(42,683)	$(670,047)
Adjustments to reconcile net loss to
net cash used in operating activities:
Depreciation	8,919	10,488	38,960	2,622	7,252	46,212
Changes in current liabilities:
Accounts payable	6,500	-	6,500	-	-	6,500
Accrued liabilities	(1,873)	25,628	35,213	6,167	6,700	41,913

Net cash used in operating activities	(69,116)	(162,534)	(546,691)	(46,629)	(28,731)	(575,422)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(9,626)	-	(48,918)	-	-	(48,918)

Net cash used in investing activities	(9,626)	-	(48,918)	-	-	(48,918)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings from a partner	225,000	25,000	350,000	25,000	20,000	370,000
Contributions from partners	-	-	255,399	-	-	255,399

Net cash provided by financing activities	225,000	25,000	605,399	25,000	20,000	625,399

NET INCREASE (DECREASE) IN CASH	146,528	(137,534)	9,790	(21,629)	(8,731)	1,059

CASH, BEGINNING OF PERIOD	1,066	147,324	-	147,324	9,790	-

CASH, END OF PERIOD	$147,324	$9,790	$9,790	$125,695	$1,059	$1,059

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$12,360	$-	$12,360	$-	$-	$12,360
Income taxes	$-	$-	$-	$-	$-	$-

The Accompanying Notes are an Integral Part of these Financial Statements

VUFUSION L.P.

(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

(Including Notes Applicable to the Unaudited Period)

DECEMBER 31, 2006 AND 2007

NOTE 1 - ORGANIZATION

Emicropay L.P. was organized under the limited partnership laws of the State of Texas on June 24, 2003 as a limited liability partnership. Emicropay L.P. changed its name to Vufusion L.P. (“Vufusion” or the “Company”) on June 6, 2007. Vufusion provides integrated mobile and online software solutions for payment, advertising and marketing services. The combination of payment with advertising capabilities allows any content delivered over the internet or by mobile phone to be paid for through direct payment or through targeted advertising campaigns while maintaining a customer’s secure and anonymous identity. The Company’s product offering enables customers to have an instantaneous interaction with electronic content. The Company’s payment platform is designed to provide any vendor a convenient and a secure payment method for digital content in all formats while achieving profitable sales or monetization from payment or advertising revenue.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has elected to prepare its financial statements in accordance with generally accepted accounting principles (United States) with December 31, as its year end.  The financial statements and notes are representations of the Company’s management, who are responsible for their integrity and objectivity.

Use of Estimates

Preparing the Company’s financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

Cash and Cash Equivalents

The Company considers all short-term investments purchased with a maturity of three months or less to be cash equivalents.

Equipment

Equipment is stated at cost less accumulated depreciation.   Depreciation is computed by applying the straight-line method over the estimated useful lives, which are generally three to seven years.  Major renewals and improvements are capitalized, while minor replacements, maintenance and repairs are charged to current operations. Depreciation expense for the years ended December 31, 2006 and 2007, and March 31, 2007 (Unaudited) and 2008 (Unaudited) totaled $8,919, $10,488, $2,622 and $7,252, respectively. Equipment as of December 31, 2006 and 2007, and March 31, 2008 (Unaudited) is as follows:

	December 31,	December 31,	March 31, 2008
Equipment	2006	2007	(Unaudited)
Computer Equipment	$ 13,407	$ 13,407	$ 13,407
Furniture & Fixtures	34,658	34,658	34,658
Software	853	853	853
Sub-total - Equipment	48,918	48,918	48,918
Less accumulated depreciation	(28,472)	(38,960)	(46,212)
Total Equipment	$ 20,446	$ 9,958	$ 2,706

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk and Fair Value of Financial Instruments

The Company maintains cash balances at financial institutions, which at times, may exceed federally insured amounts. The Company has not experienced any losses in such accounts.

The carrying amounts of cash and cash equivalents, accounts payable, accrued liabilities, and notes payable approximate fair value due to the short-term nature of these instruments.

Income Taxes

The financial statements do not include a provision for income taxes because the Company, being a partnership, does not incur federal income taxes. Instead, its earnings and losses are included in the partners’ personal income tax returns and are taxed based on their personal tax strategies. For the year ended December 31, 2007, the Company is subject to the Texas margin tax. No margin tax is due for the year ended December 31, 2007.

Loss per Common Share

Basic net income per share is calculated based on the weighted average number of common shares outstanding.  Diluted net income per share assumes issuance of stock compensation awards and exercise of stock warrants, provided the effect is not anti-dilutive.

Recent Accounting Pronouncements

Statement No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans” - an amendment of FASB Statements No. 87, 88, 016, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the over funded or under funded status of a defined benefit, postretirement plan (other that a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization.

Statement No. 157, “Fair Value Measurements” - This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements.

Statement No. 156, “Accounting for Servicing of Financial Assets” - an amendment of FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities”, and No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”.

In the opinion of management, these Statements have no material effect on the December 31, 2006 and 2007 financial statements or future financial statements of the Company.

NOTE 3: NOTE PAYABLE TO RELATED PARTY

The Company has entered into loan agreements with one of the Company’s limited partners in the course of the past two years. The terms of the loan agreements are:

(Continued)

NOTE 3: NOTE PAYABLE TO RELATED PARTY (Continued)

Loan Date	Amount	Annual Interest Rate
February 3, 2004	$ 100,000	6%
September 28, 2006	200,000	8%
October 17, 2006	25,000	8%
Total-December 31, 2006	325,000
March 9, 2007	25,000	8%
Total-December 31, 2007	350,000
February 1, 2008	10,000	8%
February 29, 2008	10,000	8%
Total-March 31, 2008 (Unaudited)	$ 370,000

Loan payments are currently payable as interest only and accrued interest in 2006 and 2007, and March 31, 2007 (Unaudited) and 2008 (Unaudited) were $9,585, $35,213, $15,752 and $41,913, respectively. During 2006, the Company paid interest in the amount of $12,360.  No interest has been paid subsequent to December 31, 2006.

NOTE 4: GOING CONCERN CONSIDERATIONS

The Company does not currently generate revenues. The Company has been operating since inception on loans from related parties.  Although this may raise doubts about the Company's ability to continue as a going concern, the Company believes that it does not have a liquidity problem based on the current scope of operations. Management intends to make every effort to identify and develop sources of funds. There is no assurance that Management's plans will be successful.

NOTE 5:  SUBSEQUENT EVENT

Effective May 1, 2008, the Company converted its limited partnership, Vufusion, L.P., to a corporation, Vufusion, Inc. The Company authorized 100,000,000 shares of common stock with a par value of $.01 per share and 1,000,000 shares of preferred stock with a par value of $.01 per share.  Each of the partnership interests of the limited partnership will have the same ownership interest as a shareholder in the corporation.  45,000,000 common shares were issued to current shareholders on the conversion.  The Company plans to sell 12,000,000 common shares to raise working capital.

All 1,000,000 preferred shares were issued to the current shareholders.  Each issued and outstanding Series A Preferred Shares shall be entitled to the number of votes equal to the result of:  (i) the number of shares of common stock of the Corporation issued and outstanding at the time of such vote multiplied by 1.10; divided by (ii) the total number of Series A Preferred Shares issued and outstanding at the time of such vote, at each meeting of shareholders of the Corporation with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration, including the election of directors.

DEALER PROSPECTUS DELIVERY OBLIGATION

“UNTIL_____________, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS.  THIS IS IN ADDITION TO THE DEALERS’ OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.”

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered

SEC registration fee	$ 236
Blue Sky Expense	3,000
Legal fees and expenses	15,000
Accountants’ fees and expenses	25,000
Printing expenses	25,000
Total	$ 68,236

All amounts except the SEC registration fee are estimated.  All of the expenses set forth above are being paid by us.

Item 14. Indemnification of Directors and Officers.

Articles six, seven, and eight of the amended and restated articles of Incorporation address indemnifacation of Directors and Officers:

ARTICLE SIX

The corporation will indemnify its directors and may indemnify its officers, employees or agents, to the full extent permitted by law, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, if any person was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The right of indemnification set forth above is not exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of shareholders or otherwise.

ARTICLE SEVEN

No director of the corporation will be liable to the corporation or any of its shareholders or members for monetary damages for an act or omission in the director’s capacity as a director, provided, however, that the limitation of liability contained in this Article Seven will not eliminate or limit the liability of a director for:

1.

A breach of a director’s duty of loyalty to the corporation or its shareholders or members;

2.

An act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;

3.

A transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or

4.

An act or omission for which the liability of a director is expressly provided for by statute.

ARTICLE EIGHT

No contract or transaction between the corporation and one or more of its directors or officers, or with any corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or in which they have a financial interest, will be void or voidable solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his or their vote are counted for such purpose, if:

1.

The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or

2.

The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or

3.

The contract or transaction is fair as to the corporation as of the time it is authorized, approved, or ratified by the board of directors, a committee thereof, or the shareholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of any committee which authorizes the contract or transaction.

Article 7.01 of  the Bylaws provide as follows:

ARTICLE VII

INDEMNIFICATION

Section 7.01  General.  The corporation shall indemnify persons for whom indemnification is permitted by the Texas Corporate Law to the fullest extent permissible under the Texas Corporate Law, and may purchase such indemnification insurance as the Board of Directors from time to time shall determine.

Item 15. Recent Sales of Unregistered Securities.

On May 1, 2008, we converted from a Limited Partnership to a corporation, the General and Limited Partners becoming stockholders of the company at that time and for which we issued 45,000,000 shares of our Common Stock. The Limited Partnership was formed in 2003, and in 2007, two entities became limited partners, the consideration therefore being services. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder as transactions not involving a public offering.

In June and July 2008 we sold to 21 individuals or entities an aggregate of 1,050,000 shares of Common Stock for $0.20 per share. This transaction was exempt from registration under the Securities Act pursuant to Section 4(2) thereunder as transactions not involving a public offering.

Item 16 Exhibits.

Exhibit No.	Item
Exhibit 3.1	Articles of Incorporation
Exhibit 3.2	Bylaws
Exhibit 5.1	Opinion of Robert A. Forrester
Exhibit 23.1	Consent of Killman, Murrell & Company, PC
Exhibit 23.2	Consent of Robert A. Forrester is contained in his opinion filed as Exhibit 5.1 to this registration statement.
Exhibit 99.1	Subscription Agreement

Item 17. Undertakings

The undersigned registrant hereby undertakes as follows:

(a)

To File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to:

(i)  Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the for prospectus field with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  Include any additional or changed material information on the plan of distribution.

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Richardson, State of Texas on July29, 2008

Vufusion, Inc.

By: /s/ Keith Bottner

Keith Bottner, Chief Executive Officer

In accordance wit the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Keith Bottner	July 29 ,2008
Keith Bottner, CEO and Director

By: /s/ Barbara Haynes	July 29 ,2008
Barbara Haynes, Chief Financial Officer and Director